Exhibit 99.1

Borders Group and Pershing Square Further Extend
Financing Agreement Deadlines to April 15

Q4/Full Year 2008 Results for Borders Group to be Issued March 31 after
Market Close with Conference Call for Investors at 8 a.m. April 1

ANN ARBOR, Mich., Feb. 13, 2009 — Borders Group, Inc. (NYSE: BGP) and Pershing Square Capital Management, L.P. on behalf of its affiliates today announced that they will further extend the expiration date of Borders Group’s option to “put” its U.K.-based Paperchase gifts and stationery business to Pershing Square for $65 million, subject to certain conditions. The “put” option was originally due to expire Jan. 15, 2009, but was extended until Feb. 16, 2009, and is now further extended until April 15, 2009. At the same time, repayment of the $42.5 million senior secured term loan, which Borders Group was due to remit on the same timetable as the “put” option, is also further extended until April 15. Other terms of the “put” option and the term loan remain unchanged. Borders Group is paying Pershing Square $750,000 for reimbursement of expenses and the extension of the “put.”

Q4/Full Year 2008 Results and Conference Call

Borders Group will discuss the company’s fourth quarter and full year 2008 results on a conference call for analysts and investors Wed., April 1 at 8 a.m. Eastern. Borders Group Chief Executive Officer Ron Marshall and Chief Financial Officer Mark Bierley will lead the review. The call follows a news release regarding fourth quarter and full year 2008 performance to be issued by the company after market close Tues., March 31. Forward looking statements may be included in the news release and on the conference call.

The call is being web cast by Thomson Financial and can be accessed at the Borders Group corporate web site at www.bordersgroupinc.com. A replay will be accessible on the site through May 1. In addition, a replay phone service will be available toll-free at 800-846-5455, or for international calls, at 203-369-3127. The phone service will be available through April 15 until 11:59 p.m. Eastern.

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Borders Group—2

The web cast is being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents at www.streetevents.com), a password-protected event management site.

About Borders Group, Inc.

Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading retailer of books, music and movies with approximately 27,000 employees. Through its subsidiaries, the company operates more than 1,000 stores worldwide primarily under the Borders® and Waldenbooks® brand names. For online shopping, visit Borders.com. For more information about the company, visit www.borders.com/aboutus.

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